410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Second Quarter and First Six-Months of Fiscal 2019 Results

CHICAGO-(March 11, 2019)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its second quarter and first six-months of fiscal 2019.

	Second Quarter			Year to Date
	Ended January 31, 2019			Ended January 31, 2019

	F19	F18	Change	F19	F18	Change
Consolidated Results
Net Sales	$69,880,000	$68,894,000	1%	$136,023,000	$135,540,000	—%
Net Income Attributable to Oil-Dri	$2,287,000	($1,096,000)	N/A	$3,193,000	$1,954,000	63%
Earnings per Diluted Share	$0.30	($0.15)	N/A	$0.42	$0.26	62%
Business to Business
Net Sales	$26,458,000	$27,355,000	(3)%	$51,784,000	$54,442,000	(5)%
Segment Operating Income	$7,272,000	$9,759,000	(25)%	$14,304,000	$18,635,000	(23)%
Retail and Wholesale
Net Sales	$43,422,000	$41,539,000	5%	$84,239,000	$81,098,000	4%
Segment Operating Income	$2,653,000	$2,422,000	10%	$2,662,000	$4,787,000	(44)%

Daniel S. Jaffee, President and CEO, stated, “Our financial results are disappointing but reflect short-term growing pains and industry-wide challenges. While some of the negative impacts were anticipated, some were not. However, as I have stated previously, I am confident that our long-term strategies are working. We are gaining traction in our focused markets, and as Head Coach of the Oil-Dri Team, I can assure you we have every intention of staying the course and winning over the long run.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

The areas listed below are where the business experienced the greatest incremental approximate cost increases, year-over-year:

•	Freight

◦	Quarter: $2M

◦	Six-Months: $4M

•	Packaging

◦	Quarter: $900,000

◦	Six-Months: $1.7M

•	New Enterprise Resource Planning (ERP) System

◦	Quarter: $250,000

◦	Six-Months: $1.2M

•	Customer Compliance Fines

◦	Quarter: $200,000

◦	Six-Months: $700,000

The most significant increases were largely outside of our control and driven by industry conditions, such as freight rates, natural gas cost and packaging material commodity pricing. We believe similar pressures will continue to affect our business for several future periods. We raised cat litter prices effective August 1, 2018, but this increase has proven to be insufficient. In hindsight, we should have done a better job anticipating the magnitude of market conditions and adjusted our prices accordingly. For this reason, we are implementing another price increase on all cat litter products effective May 1, 2019.

In the first six-months of fiscal 2019, our costs related to non-fuel manufacturing increased approximately 7% year over year due to increased product transfers between plants and warehouses, repairs and preventative maintenance of our mining equipment, labor, additional leased warehousing space to house incremental inventory during our ERP implementation, and waste disposal. During the period, inventory increased by $5.6 million which can be attributed to anticipated sales requirements, incremental safety stock during our ERP implementation, and related higher product costs. We are working diligently to improve manufacturing efficiencies and expect these costs to progressively decrease in the second half of fiscal 2019.

While our cash position is slowly improving, it reflects the investment we made in our new ERP system and difficulties we experienced during the implementation process. We continue to address customer invoicing delays and other issues related to the new system. This contributed to an increase of approximately $4.7 million in accounts receivable during the first half of the year.

Challenges were also faced by our Business to Business Product Group. Sales of fluids purification products were down internationally due to price competition, and animal

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

health products were negatively impacted in Asia by the widespread African Swine Fever. However, Amlan products, such as Varium for poultry and NeoPrime for piglets, are being trialed and adopted to improve feed efficiency around the world. Specifically, sales momentum is increasing in Latin America. We believe this can be attributed to an increased sales presence as well as a new marketing strategy.

Sales were up in both periods for the Retail and Wholesale Product Group, led primarily by increased sales of our private label lightweight products to existing large-scale accounts. According to third-party market data from the latest 12-week period ending January 26, 2019, Oil-Dri’s branded and private label products accounted for 14.2% unit share of the overall cat litter category compared to 13.3% in the same period of 2018. However, the group’s operating income for the first six months of fiscal year 2019 was negatively impacted by the higher freight, packaging and non-fuel manufacturing costs discussed above.

We have strategically used our advertising dollars to focus more on the digital promotion of our Litter for Good program. Since the program launched in January 2018, we have promised 5 million pounds of litter to 1,211 shelters. As an on-going program, Litter for Good truly reflects many of Oil-Dri’s core values, and we are very proud of the program’s success.

We have made several changes in leadership over the past few months to support the future growth of our business. Our investment in infrastructure (ERP System) and people will allow us to capitalize on the incremental opportunities in the markets in which we participate.

Looking forward, the team and I are very confident that while fiscal 2019 may not be a record year financially, we will all look back at the organizational changes and investments that were made and realize it was one of our most strategic years in company history. We very much appreciate your support in this bumpy and somewhat painful journey towards becoming a larger, more sophisticated company.”

###

While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

The Company will host its second quarter teleconference on Monday, March 11, 2019 at 3:30pm Central Time. Participation details are available on our website’s Events page.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

“Oil-Dri”, “Amlan”, “Cat’s Pride”, “Varium”, and “NeoPrime” are registered trademarks of Oil-Dri Corporation of America. “Litter for Good” is a trademark of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Second Quarter Ended January 31
(in thousands, except per share amounts)	2019	% of Sales	2018	% of Sales
Net Sales	$69,880	100.0%	$68,894	100.0%
Cost of Sales (1)	(54,476)	(78.0)%	(49,237)	(71.5)%
Gross Profit	15,404	22.0%	19,657	28.5%
Selling, General and Administrative Expenses (1)	(12,577)	(18.0)%	(14,474)	(21.0)%
Operating Income	2,827	4.0%	5,183	7.5%
Interest Expense	(142)	(0.2)%	(199)	(0.3)%
Other Income (1)	103	0.1%	87	0.1%
Income Before Income Taxes	2,788	4.0%	5,071	7.4%
Income Tax Expense	(506)	(0.7)%	(6,167)	(9.0)%
Net Income (Loss)	2,282	3.3%	(1,096)	(1.6)%
Net Loss Attributable to Noncontrolling Interest	(5)	—	—	—
Net Income (Loss) Attributable to Oil-Dri	$2,287	3.3%	$(1,096)	(1.6)%
Net Income (Loss) Per Share:
Basic Common	$0.33		$(0.17)
Basic Class B Common	$0.25		$(0.12)
Diluted Common	$0.30		$(0.15)
Average Shares Outstanding:
Basic Common	5,121		5,035
Basic Class B Common	2,068		2,104
Diluted Common	7,229		7,139
	Six Months Ended January 31
	2019	% of Sales	2018	% of Sales
Net Sales	$136,023	100.0%	$135,540	100.0%
Cost of Sales (1)	(104,609)	(76.9)%	(96,908)	(71.5)%
Gross Profit	31,414	23.1%	38,632	28.5%
Selling, General and Administrative Expenses (1)	(27,584)	(20.3)%	(29,234)	(21.6)%
Operating Income	3,830	2.8%	9,398	6.9%
Interest Expense	(293)	(0.2)%	(400)	(0.3)%
Other Income (Expense) (1)	135	0.1%	(88)	(0.1)%
Income Before Income Taxes	3,672	2.7%	8,910	6.6%
Income Tax Expense	(456)	(0.3)%	(6,956)	(5.1)%
Net Income	3,216	2.4%	1,954	1.5%
Net Income Attributable to Noncontrolling Interest	23	—%	—	—%
Net Income Attributable to Oil-Dri	$3,193	2.3%	$1,954	1.5%
Net Income Per Share:
Basic Common	$0.46		$0.29
Basic Class B Common	$0.34		$0.22
Diluted Common	$0.42		$0.26
Average Shares Outstanding:
Basic Common	5,099		5,030
Basic Class B Common	2,069		2,097
Diluted Common	7,242		7,215
(1) Prior year amounts have been retrospectively adjusted to conform to the current year presentation of the non-service cost components of net periodic benefit cost required by new guidance under Accounting Standards Codification (“ASC”) 715, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of January 31
		2019	2018
Current Assets
Cash and Cash Equivalents		$9,375	$9,381
Short-term Investments		480	21,894
Accounts Receivable, Net		38,282	32,309
Inventories		28,123	22,603
Prepaid Expenses		6,040	7,967
Total Current Assets		82,300	94,154
Property, Plant and Equipment, Net		86,193	84,289
Other Assets		24,644	27,092
Total Assets		$193,137	$205,535

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		7,882	8,089
Dividends Payable		1,680	1,559
Accrued Expenses		18,444	20,603
Total Current Liabilities		31,089	33,334
Noncurrent Liabilities
Notes Payable		3,038	6,092
Other Noncurrent Liabilities		26,246	39,847
Total Noncurrent Liabilities		29,284	45,939
Stockholders' Equity		132,764	126,262
Total Liabilities and Stockholders' Equity		$193,137	$205,535

Book Value Per Share Outstanding		$18.52	$17.72

Acquisitions of:
Property, Plant and Equipment	Second Quarter	$2,141	$2,805
	Year To Date	$6,199	$6,850
Depreciation and Amortization Charges	Second Quarter	$3,234	$3,221
	Year To Date	$6,539	$6,413

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,216	$1,954
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,539	6,413
(Increase) Decrease in Accounts Receivable	(4,529)	362
(Increase) Decrease in Inventories	(5,607)	75
Increase (Decrease) in Accounts Payable	2,295	(743)
(Decrease) in Accrued Expenses	(1,390)	(3,637)
Increase in Pension and Postretirement Benefits	859	649
Other	1,309	6,556
Total Adjustments	(524)	9,675
Net Cash Provided by Operating Activities	2,692	11,629

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(6,199)	(6,850)
Net Dispositions of Investment Securities	6,654	1,739
Other	—	11
Net Cash Provided by (Used In) Investing Activities	455	(5,100)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(3,287)	(3,112)
Purchase of Treasury Stock	(135)	(27)
Net Cash Used in Financing Activities	(6,505)	(6,222)

Effect of exchange rate changes on cash and cash equivalents	(24)	(21)

Net (Decrease) Increase in Cash and Cash Equivalents	(3,382)	286
Cash and Cash Equivalents, Beginning of Period	12,757	9,095
Cash and Cash Equivalents, End of Period	$9,375	$9,381

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515